EXHIBIT 12

  COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

         For the Three Months Ended March 31, 2001

              (Dollar Amounts in Thousands)



                                                          Allegheny
                                                        Energy, Inc.

      Earnings:
            Net income *                                $  100,514
            Plus:  Fixed charges (see below)                67,191
                Income taxes *                              67,546
                Amort of capitalized interest                   44
                Equity in Earnings - Ventures                  604
            Less:  Capitalized interest                     (1,140)

            Total Earnings                              $  234,759


      Fixed Charges:
            Interest on long-term debt                  $   49,478
            Other interest                                  14,164
            Estimated interest
              component of rentals                           3,549

            Total Fixed Charges                         $   67,191


            Ratio of Earnings to Fixed Charges                3.49


             * Net Income and income taxes excludes accounting changes